Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form F-4 of Brookfield Corporation and Brookfield Reinsurance Ltd. of our report dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedules II to IV of American Equity Investment Life Holding Company, appearing in the current report on Form 6-K of Brookfield Reinsurance Ltd. dated August 18, 2023 and to the reference to our firm under the heading “Interests of Experts” in such registration statement.

/s/ KPMG LLP

Des Moines, Iowa

September 20, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.